Exhibit 10.40

BUILDING MATERIALS HOLDING CORPORATION

2007 ANNUAL INCENTIVE PROGRAM

WHEREAS, the Company obtained shareholder approval of the Building Materials Holding Corporation 2004 Incentive and Performance Plan (the "Plan"), which authorizes the Committee under Section 4.6 to grant annual incentive awards ("Annual Incentive Awards") based on the performance of Building Materials Holding Corporation ("BMHC" or the "Company"); and which authorizes the Committee under Section 4.3 to grant Performance Shares (as defined in the Plan);

WHEREAS, the Compensation Committee of the Board of Directors (the "Committee") established this 2007 Annual Incentive Program (the "Incentive Program") for certain employees of BMHC and SelectBuild, Inc. ("Participants") to increase the value of the Company by aligning the interests of the Participants with those of the stockholders of the Company through the granting of Annual Incentive Awards; and

WHEREAS, the Committee on November 14, 2006 approved the terms of the Incentive Program as applicable to SelectBuild, subject to further adjustments allowing for a designated portion of the Annual Incentive Award to be paid through the award of Performance Shares (called "Management Performance Units" or "MPUs") granted under the terms and conditions of that form of Management Performance Unit Agreement set forth in Exhibit A hereto;

WHEREAS, the Committee on November 14, 2006 reviewed the terms of the proposed Incentive Program as applicable to BMHC, final action being deferred to the February meeting of the Committee;

WHEREAS, the Committee on December 7, 2006 further amended the Incentive Program as applicable to SelectBuild;

WHEREAS, the Committee on February 19, 2007 approved the metrics for the Incentive Program applicable to BMHC, subject to final approval of the allocation of funds generated by the metrics;

WHEREAS, the Committee on March 29, 2007 approved the final terms of the Incentive Program as applicable to BMHC;

WHEREAS, the Committee on April 19, 2007 approved the final terms of the Incentive Program applicable to SelectBuild; and

WHEREAS, Section 7 of the Plan authorizes the Committee to administer the Incentive Program.

NOW, THEREFORE, the Company, through the foregoing actions of the Committee, hereby adopts the following Incentive Program effective January 1, 2007.

1. Calculation of Annual Incentive Award

a. The Annual Incentive Award is based on (i) NOPAT and (ii) Economic Profit (EP) performance by the Company (for BMHC Participants) or by the SelectBuild business segment and its regions or markets (for SelectBuild Participants), relative to targets during the Company’s 2007 fiscal year ("Fiscal Year 2007"). Each NOPAT amount and each EP amount is multiplied by a funding percentage to determine separate pools from which Participants' Annual Incentive Awards will be paid based on each Participant's designated individual percentage share of such pools. A BMHC Participant will have his or her Annual Incentive Award drawn from Company-wide pools, and a SelectBuild Participant will have his or her Annual Incentive Award drawn from business segment, regional and/or market pools, as applicable to that Participant. To calculate a Participant's Annual Incentive Award, the Participant's individual percentage shares of the pools applicable to him or her are multiplied by each pool dollar amount for Fiscal Year 2007 and the results are added together. Each Participant shall receive an Annual Incentive Award Summary setting forth the following features applicable to the individual Participant:

•	Funding percentages applicable to NOPAT and EP;

•	Pools (Company-wide, business segment, regional, market); and

•	Participant's individual percentage share of the applicable pools.

Calculation of the Annual Incentive Award is performed by BMHC's Controller and Human Resources office and certified by the Committee, whose determination shall be final and binding on Participants.

b. The financial performance of any business acquired by the Company shall be included in the calculation of NOPAT and EP on an as-incurred basis. Gains or losses on the sale of real estate by the Company shall be included in the calculation of NOPAT and EP. Other extraordinary or non-recurring gains or losses, including, without limitation, impairments due to an accounting rule change or other factor outside of management's control and not related to the ongoing operations of the Company, shall not be included in the calculation of NOPAT and EP unless specifically provided by the Committee. FAS 142 intangible impairments shall be included in the calculation of NOPAT and EP unless specifically excluded by the Committee.

2. Payment of Annual Incentive Award

Notwithstanding any other provision of this Incentive Program or the Plan, the Annual Incentive Award, or any portion thereof, is not and shall not be deemed to be earned by a Participant or payable to Participant until the end of Fiscal Year 2007 (December 31, 2007). Such final determination and payment of the Annual Incentive Award (if any) shall be made within [sixty (60)] days following the end of Fiscal Year 2007. The sole exception is for Participants who are employed by BMHC but who are not officers, who may receive a mid-year payments of part of the cash portion only (see below) of their Annual Incentive Award. Payment of Annual Incentive Awards shall be made partly in the form of a cash lump sum, unless deferred in accordance with BMHC's deferred compensation plan for eligible employees, and partly in the form of an award of MPUs, which shall be made automatically on the date that the Committee certifies the value of such an employee's Annual Incentive Award. The allocation of the Annual Incentive Award between cash and MPUs shall be made in the sole determination of the Committee. In no event may the value of an Annual Incentive Award (including any grant of MPUs made as part of such award) exceed $5,000,000.

3. Terms

a. Participant must be an active employee of the Company as of the end of Fiscal Year 2007 (December 31, 2007) in order to receive an Annual Incentive Award or grant of MPU. Notwithstanding the foregoing, if, during Fiscal Year 2007, Participant (i) is involuntarily terminated by the Company other than for Cause, (ii) dies or becomes disabled, (iii) retires at age 55 or older with at least ten years of service, or (iv) is on an approved leave of absence, Participant (or his or her designated beneficiary) shall be eligible to receive an Annual Incentive Award that is prorated based on Participant’s number of days in active service with the Company during Fiscal Year 2007. Such prorated Annual Incentive Award, if any, shall be paid as provided in Section 2. For the avoidance of doubt, Participant shall not be entitled to an Annual Incentive Award if, before the end of Fiscal Year 2007, Participant is involuntarily terminated by the Company for Cause or voluntarily terminates employment with the Company under any circumstances except as outlined in (i) through (iv) of this paragraph.

b. If Participant violates any provision of a non-competition agreement or a confidentiality agreement with the Company, Participant will not be eligible to receive an Annual Incentive Award or any pro rata portion thereof.

c. Notwithstanding any other provision of the Plan to the contrary, to the extent an Annual Incentive Award is payable to Participant after Participant’s termination of employment (other than due to Participant’s death), such payment shall be subject to Participant’s execution of an effective release of claims acceptable to the Company.

d. Payments made pursuant to this Incentive Program are subject to all required federal, state and local withholding taxes.

e. It is the intent of the parties that the provisions of this Incentive Program conform to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") and any final Treasury Regulations or other authoritative guidance issued thereunder, if such Code section is applicable, and the Incentive Program shall be so construed and interpreted. In the event that the Company determines in good faith that any provision of this Incentive Program does not comply with Section 409A of the Code, the Company may amend this Incentive Program to the minimum extent necessary to cause the Incentive Program to comply. In the event that the Company determines in good faith that payment of an Annual Incentive Award pursuant to Section 2 hereof would violate Section 409A of the Code, then such award instead shall be paid on the date Participant incurs a separation from service from the Company as defined in Section 409A(a)(2)(A)(i) of the Code (or six months after such date if Section 409A(a)(2)(B)(i) of the Code applies).

4. Administration

The Incentive Program shall be administered by the Committee. Any determination made by the Committee in interpreting or administering the Incentive Program, including determinations made in respect of Management Performance Units granted hereunder, shall be final and binding upon Participant. Payments under the Incentive Program are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, and the Incentive Program shall be administered consistently with those requirements.

5. No Alienation, Assignment or Encumbrance of Payments

A Participant’s interest hereunder may not be alienated, assigned or encumbered, except by will, beneficiary designation, or the laws of descent and distribution, or as otherwise approved by the Company in writing.

6. No Employment Contract; No Effect on other Plans

This Incentive Program shall not be deemed to be a contract of employment between the Company and Participant. Nothing contained herein shall give Participant the right to be retained in the employ of the Company or shall interfere with the right of the Company to discharge Participant at any time, with or without reason, for any reason or for no reason. This Incentive Program does not affect Participant’s right to participate in any other plan or program sponsored by the Company, including, without limitation, any discretionary bonus that Participant may be eligible to receive from time to time.

7. Beneficiary

In the event an Annual Incentive Award is payable hereunder after a Participant’s death, such award shall be paid to Participant’s designated beneficiary, or, if none, to Participant's estate.

8. Definitions

a. "Cause" means (i) conviction of or a plea of nolo contendre to a felony involving moral turpitude; (ii) misappropriating any significant amount of funds or property of the Company; (iii) attempting to obtain any significant personal profit from any transaction in which Participant has an interest which is adverse to the interest of the Company, unless the Company has first obtained consent from an officer of the Company; or (iv) a pattern of gross dereliction of duty that has not been cured within 15 days after Participant's receipt of written notice from the Company; provided, however, that if "Cause" otherwise is defined in an employment agreement between Participant and the Company, it shall have the meaning given in the employment agreement.

b. "Economic Profit" means NOPAT minus the cost of capital as determined by the Company's Controller based on the Company's audited financial statements.

c. "NOPAT" means Net Operating Profit After Tax as determined by the Company's Controller based on the Company's audited financial statements.

9. Governing Law

The Incentive Program shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of law principles. All actions and proceedings arising out of or relating to the Incentive Program shall be heard and determined exclusively in a California state or federal court sitting in the Northern District of California or in the City and County of San Francisco, California, as applicable, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

10. Captions

The captions of this Incentive Program are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Incentive Program or the intent of any provision hereof.

11. Severability

Any provision of this Incentive Program which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Incentive Program invalid, illegal, or unenforceable in any other jurisdiction.

EXHIBIT A

Form of Management Performance Unit Agreement

BUILDING MATERIALS HOLDING CORPORATION

MANAGEMENT PERFORMANCE UNIT AGREEMENT
Pursuant to the
2004 INCENTIVE AND PERFORMANCE PLAN

This Management Performance Unit Agreement (this “Agreement”) is made and entered into as of the ___ day of _________, 2008 (the “Date of Grant”) by and between Building Materials Holding Corporation, a Delaware corporation (the “Company”) and «To» (“Grantee”). This Agreement is entered into pursuant to the Company’s 2004 Incentive and Performance Plan (the “Plan”) and is subject to the terms thereof. Unless otherwise defined in this Agreement, capitalized terms used herein have the meanings designated in the Plan or Incentive Program (as defined below).

1. GRANT OF MANAGEMENT PERFORMANCE UNITS.

(a) The Company hereby, as of the Date of Grant, grants to Grantee an award of «Units» management performance units (the “MPUs”), which are Performance Shares granted pursuant to Section 4.3 of the Plan. Each MPU represents Grantee’s right to receive a cash settlement, upon vesting, equal to the Fair Market Value of one share of Common Stock on the vesting date plus Dividend Equivalents (defined below) declared with respect to such share during the vesting period. For purposes of this Agreement, “Fair Market Value” means the average trading price of Common Stock over the 11 trading-day period surrounding (i.e., five trading days before, the measurement date, and five trading days after) the applicable measurement date.

(b) The number of MPUs awarded hereunder is equal to ___% of the dollar value of the Annual Incentive Award awarded to Grantee under the Company’s 2007 Annual Incentive Program (the “Incentive Program”), divided by the Fair Market Value of one share of Common Stock on the date the Committee certifies the amount of such Annual Incentive Award, and rounded up to the nearest whole share.

(c) MPUs granted to Grantee will be credited to a Management Performance Unit Account, or “MPA,” which is a hypothetical account designated under Grantee’s name used solely for the purpose of tracking the value to be paid to Grantee upon the MPUs’ vesting dates.

2. VESTING AND SETTLEMENT.

MPUs shall vest in three installments on January 31 of each year following the calendar year in which the MPUs were granted (i.e., one-third on the first January 31, one-half of the balance on the second January 31, and the remaining balance on the third January 31), so long as Grantee has performed service (whether as an employee, director or consultant for the Company, SelectBuild Construction, Inc. (“SelectBuild”), or any of their respective affiliates) (“Service”) from the beginning of Fiscal Year 2008 to the applicable vesting date. MPUs shall be settled in cash by the Company or SelectBuild (i.e., whichever entity Grantee directly provides services to) no later than 60 days after the applicable vesting date, provided, however, that the settlement of MPUs is subject to delay to the extent necessary to avoid incurring additional taxes pursuant to Section 409A of the Code. Grantee shall be entitled, at his or her election, to defer the cash settlement of MPUs into the BMHC Deferred Compensation Plan, pursuant to the terms and conditions of such plan and provided that Grantee is eligible to participate in such plan.

3. DIVIDEND EQUIVALENTS.

Grantee shall be entitled to receive Dividend Equivalents with respect to the MPUs granted hereunder. “Dividend Equivalent” means the right to receive the cash equivalent (credited as additional MPUs) of all dividends paid with respect to one share of Common Stock. Dividend Equivalents (1) shall be determined when paid by BMHC, (2) shall be deemed to be reinvested in the Common Stock, (3) shall vest according to the same vesting schedule that applies to the underlying MPUs, and (4) shall be paid to Grantee at the same time vested MPUs are settled.

4. TERMINATION EVENTS.

The following provisions shall apply to all MPUs granted hereunder upon termination of Grantee’s Service:

(a) If Grantee’s Service is terminated due to Grantee’s death or Disability, all MPUs credited to Grantee’s MPA shall become immediately vested and settled in accordance with Section 2. For purposes of this Agreement, “Disability” shall have the definition set forth in the Company’s Long-Term Disability Plan, or in the absence of such a definition, Disability shall mean Grantee’s inability, due to mental or physical incapacity, to substantially perform the duties of his or her employment for 180 consecutive days, and which impairment is determined to be total and permanent by a physician selected by the Company or SelectBuild (i.e., whichever entity Grantee directly provides services to) or its insurers and reasonably acceptable to Grantee or his or her legal representative.

(b) If the Company or SelectBuild, terminates Grantee’s Service without Cause, all unvested MPUs shall become immediately vested and settled in accordance with Section 2.

(c) If Grantee voluntarily terminates Service under any circumstances, except as provided in Sections 4(a), (d) and (e), or Grantee’s Service is terminated for Cause, all MPUs, whether vested or unvested, shall be immediately forfeited without settlement or payment of value.

(d) If Grantee’s Service terminates due to Grantee’s Retirement, Grantee’s MPUs shall continue to vest as if Grantee had continued to perform Service and shall be settled in accordance with Section 2.

(e) If Grantee transfers employment from the Company to SelectBuild, or vice versa, without otherwise incurring a termination of employment (in the discretion of the Committee), MPUs shall continue to vest as if Grantee had not had a break in Service and shall be settled in accordance with Section 2.

"Retirement" means Participant's voluntary termination from the Company (1) after reaching age 55 with 10 years of service, or (2) after reaching age 65.

5. CHANGE IN CONTROL.

All MPUs shall immediately and fully vest prior to the occurrence of a Change in Control and be settled no later than 30 days on or after the occurrence of a Change in Control. For purposes of this Agreement, Change in Control shall mean: (1) a change in control occurs at the Company, as defined in Section 3.4.2 of the Plan, or (2) any of the following occurs with respect to SelectBuild: (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act, including any related group), other than the Company or an employee benefit plan sponsored by the Company or a controlled affiliate of the Company, acquires direct or indirect beneficial ownership of 50% or more of the outstanding voting equity of SelectBuild; (ii) the consummation of any sale or disposition of all or substantially all of the consolidated assets of the SelectBuild (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of SelectBuild in substantially the same proportions as prior to such sale or disposition); or (iii) a liquidation or dissolution of SelectBuild For avoidance of doubt, a Change in Control under clause (2) above only shall be applicable to employees of SelectBuild.

6. ADJUSTMENT OF MPUs.

(a) If, at any time after the Date of Grant, the Committee determines that the earlier determination as to the achievement of performance goals under the Incentive Program was based on incorrect data and that, in fact, the performance goals have not been achieved or have been achieved to a greater or lesser extent than originally determined and a different number of MPUs would have been granted given the correct data, then (i) such portion of the MPUs that were granted erroneously shall be forfeited, (ii) any of such erroneously granted MPUs that became vested shall be deemed to be not vested, (iii) any cash settlement of such erroneously granted MPUs shall be repaid by Grantee to the Company or SelectBuild (i.e., whichever entity Grantee directly provides services to) upon notice as provided by the Committee or shall reduce further payments of any Annual Incentive Award or cash settlement of MPUs from the Company or SelectBuild, and (iv) any MPUs not previously granted shall be immediately granted with the same terms and conditions as the MPUs originally granted as if they had been granted on the original Date of Grant.

(b) Upon the occurrence of any event described in Section 8 of the Plan, the Committee shall make appropriate, equitable adjustments in the value of the MPUs described herein; provided, however, that no such adjustment shall be made to the extent that the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to the MPUs under Section 162(m) of the Code.

7. UNFUNDED STATUS OF MPUs.

MPUs are an unfunded obligation of the Company to pay compensation in the future. Neither the grant nor vesting of MPUs hereunder, nor the taking of any other action in respect of MPUs shall give Grantee rights that are greater than those of a general creditor of the Company; provided, however, that the Company may create a trust or make other arrangements to meet its obligations in respect of MPUs, which trusts or other arrangements shall be consistent with the status of MPUs as an unfunded obligation, unless the Committee otherwise determines with the consent of Grantee.

8. CLAIMS; NOTICES.

(a) Any claim that Grantee makes for benefits relating to MPUs shall be filed in writing with the Committee. Written notice of the disposition of the claim shall be delivered to Grantee within 60 days after filing. If the claim is denied, the reasons shall be set forth in a statement delivered to Grantee. The filing of a claim in accordance with this Section 8 shall be a condition precedent to the initiation of any legal proceeding with respect to such claim.

(b) All notices or other communications made or given in respect off MPUs shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail addressed to the Grantee at the address contained in the records of the Company or of SelectBuild, or to the Company [attention of the Committee] at the Company’s principal office.

9. ENTIRE AGREEMENT.

This Agreement, together with the Plan and the Incentive Program, constitutes the entire agreement between Grantee and the Company relating to this subject matter. No other prior or contemporaneous agreements, promises, representations, covenants, warranties, or any other undertaking whatsoever respecting such matters shall be deemed in any way to exist or to bind any of the parties. Grantee acknowledges and agrees that s/he has not executed this Agreement in reliance on any such other agreement, promise, representation, covenant, warranty, or undertaking. The Agreement may not be orally modified. All modifications must be agreed to in writing and signed by both parties.

10. PLAN CONTROLS; INCENTIVE PROGRAM.

(a) The terms of this Agreement are governed by the terms of the Plan, as it may be amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.

(b) The general terms set forth in the Incentive Program, including but not limited to applicable portions of Sections 2 and 3 thereof, shall apply to the grant, vesting and settlement of MPUs.

11. SETOFF.

The Company or SelectBuild may, to the extent permitted by law, deduct from and set off against either of their obligations to Grantee from time to time, (including without limitation amounts payable in connection with settlement of MPUs, as wages or benefits or other form of compensation), any amounts that Grantee owes to them for any reason whatsoever. Grantee shall remain liable for any portion of Grantee’s obligation not satisfied by such setoff. By accepting the MPUs granted hereunder, Grantee agrees to any deduction or setoff under this Section 11.

12. TRANSFERABILITY AND ALIENATION.

Except insofar as may otherwise be required by law or Section 11 above, no amount payable at any time pursuant to this award of MPUs shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable pursuant to this award of MPUs, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any such time such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then the Company, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of Grantee’s heirs, in such manner and proportion as the Company may deem proper.

13. NO EMPLOYMENT, CONTINUED SERVICE OR EQUITYHOLDER RIGHTS.

This Agreement shall not give Grantee any right to remain employed by the Company, SelectBuild, or any of their respective affiliates, nor shall it provide Grantee with any rights to any other form of service (such as a consultant or director) with any of the foregoing entities. The Company and SelectBuild each reserve the right to terminate the employment or service of Grantee at any time, and for any reason or no reason, subject to applicable laws, employee manuals (as may be revised from time to time) and any employment or other agreement. Grantee shall not have the rights of an equityholder of the Company as a result of the grant or vesting of MPUs.

14. COMMITTEE AUTHORITY

Committee may impose on any MPUs or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with those set forth herein as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an MPU award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an MPU to the extent necessary to satisfy the requirements of applicable corporate law of the state in which the Company is then incorporated.

IN WITNESS WHEREOF, the Company has caused this Management Performance Unit Agreement to be duly executed by its officers thereunto duly authorized, and Grantee has hereunto set his or her hand as of the date first above written.

BUILDING MATERIALS HOLDING CORPORATION

By:
Name:
Title:

GRANTEE:

Signed: